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                                                                      EXHIBIT 11

                          FLEET FINANCIAL GROUP, INC.
            COMPUTATION OF EQUIVALENT SHARES AND PER SHARE EARNINGS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     FOR THE THREE MONTHS ENDED MARCH 31
                                          ---------------------------------------------------------
                                                     1995                          1994
                                          ---------------------------   ---------------------------
                                                            FULLY                         FULLY
                                            PRIMARY        DILUTED        PRIMARY        DILUTED
                                          ------------   ------------   ------------   ------------
Equivalent shares:......................   139,338,382    139,338,382    141,122,691    141,122,691
Average shares outstanding
Additional shares due to:
     Stock options......................       514,159        525,452        812,793        850,937
     Warrants...........................     2,931,571      2,956,371      3,194,376      3,233,808
     Dual convertible preferred stock...    16,033,994     16,033,994     16,033,994     16,033,994
                                          ------------   ------------   ------------   ------------
          Total equivalent shares.......   158,818,106    158,854,199    161,163,854    161,241,430
                                           ===========    ===========    ===========    ===========
Earnings per share
Net income..............................  $    164,139   $    164,139   $    135,562   $    135,562
Less: Preferred stock dividends.........        (2,463)        (2,463)        (7,732)        (7,732)
                                          ------------   ------------   ------------   ------------
Adjusted net income.....................  $    161,676   $    161,676   $    127,830   $    127,830
                                           ===========    ===========    ===========    ===========
          Total equivalent shares.......   158,818,106    158,854,199    161,163,854    161,241,430
                                           ===========    ===========    ===========    ===========
Earnings per share on net income........         $1.02          $1.02          $0.79          $0.79
                                           ===========    ===========    ===========    ===========

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